Exhibit 99.1

Northern Oil and Gas, Inc. Announces Accretive Acquisition with Cash and Stock

MINNEAPOLIS, MINNESOTA – July 18, 2018 - Northern Oil and Gas, Inc. (NYSE American: NOG) today announced that it has entered into a definitive agreement to acquire significant production in North Dakota, currently producing over 4,100 barrels of oil equivalent (“Boe”) per day. The asset, primarily a large package of producing wells, is being acquired from Pivotal Petroleum Partners (“Pivotal”), a portfolio company of funds managed by Tailwater Capital LLC. Total consideration at closing will consist of $68.4 million in cash (subject to customary adjustments) and 25.75 million shares of Northern common stock. Pivotal will be subject to a lock-up on the shares over a 13-month post-closing period. The agreement contains a mechanism for potential additional consideration to be paid during the 13-month lock-up period if Northern’s common stock trades below certain price targets. The acquisition is expected to close in approximately 60 days, with an effective date of June 1, 2018.

HIGHLIGHTS

•	The acquisition is expected to be accretive to cash flow, leverage metrics, and earnings per share through 2020

•	Northern expects the acquired asset to generate approximately $56 million of cash flow from operations over the next twelve months

•	Northern expects to enter into commensurate hedge agreements for a significant portion of the acquired volumes

•	Northern expects to become cash flow positive immediately upon closing

•	Northern expects to be sub-2.0x Net Debt/Adjusted EBITDA in 2019

MANAGEMENT COMMENT

“This transaction in the core of the Williston Basin is transformative for Northern, with both strong free cash flow and a high rate of return,” commented Northern’s Founder and President, Mike Reger. “The combination of this asset, along with our significant and growing core inventory of future drilling locations and the outstanding well results we have seen so far in 2018, will achieve our goal to be cash flow positive upon closing, with below-peer debt metrics in 2019. We look forward to welcoming Pivotal as a new, significant shareholder in Northern.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

ABOUT TAILWATER CAPITAL

Dallas-based Tailwater Capital is a highly specialized, growth-oriented energy private equity firm with a well-established track record, having executed more than 65 energy transactions in the upstream and midstream sectors representing over $16.6 billion in transaction value. Tailwater currently manages over $2.6 billion in committed capital, over $800 million of which is available for new investments.

More information about Tailwater Capital can be found at www.tailwatercapital.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange

Act”). All statements other than statements of historical facts included in this release regarding Northern’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, Northern’s ability to acquire additional development opportunities, changes in Northern’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise or access capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control. Northern does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Nicholas O’Grady

Chief Financial Officer

(952) 476-9800

nogrady@northernoil.com

Source: Northern Oil and Gas, Inc.